FOR IMMEDIATE RELEASE
4:15 p.m. ET

Orbitz Worldwide, Inc. Reports Second Quarter and Year to Date 2007 Results

•                  Second quarter gross bookings increased 9 percent to nearly $3 billion.  Year to date gross bookings increased 15 percent.

•                  Second quarter net revenue increased 11 percent and year to date net revenue increased 13 percent.

•                  The GAAP net loss in the second quarter was $32 million; year to date the GAAP net loss was $42 million.

•                  Adjusted EBITDA was $34 million in the second quarter; year to date Adjusted EBITDA increased 39 percent.

Chicago, IL, August 13, 2007 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced that for the second quarter ended June 30, 2007, net revenue increased 11 percent to $229 million from $207 million for the second quarter of 2006.  Year to date, net revenue increased 13 percent over the first half of 2006.  Orbitz Worldwide reported a GAAP net loss in the second quarter of 2007 of $32 million as compared to a GAAP net loss in the second quarter of 2006 of $116 million.  Year to date, the Company reported a GAAP net loss of $42 million as compared to a GAAP net loss of $132 million in the first half of 2006.

EBITDA for the second quarter of 2007 was $11 million as compared to an EBITDA loss of $96 million for the second quarter of 2006.  Adjusted EBITDA for the second quarter of 2007 was $34 million as compared to Adjusted EBITDA of $36 million for the second quarter of 2006.   Year to date Adjusted EBITDA was $64 million, an increase of 39 percent over the first half of 2006.  Adjusted earnings per share were $0.15 for the second quarter of 2007 and $0.31 for the year to date 2007.  The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to Orbitz Worldwide’s financial results.

Orbitz Worldwide generated operating cash flow of $180 million for the six months ended June 30, 2007, up 76 percent from operating cash flow of $102 million for the same period in 2006.

Orbitz Worldwide’s brand portfolio includes Orbitz, CheapTickets and the Away Network in the Americas; ebookers in Europe; and HotelClub and RatesToGo, based in Sydney, Australia, with operations globally.

“The Orbitz Worldwide initial public offering, completed on July 25, 2007, was an exciting event for our employees, partners and investors around the world.  Our focus continues to be on executing our strategic plan, which has resulted in solid topline growth and steadily increased profitability.  We intend to grow our international brands, increase non-air revenue and invest in global technology enhancements,” said Steve Barnhart, CEO and president of Orbitz Worldwide, Inc.  “In late July, we successfully launched a new technology platform for our ebookers brand in the United Kingdom.  This was an important first step in rolling out our global technology platform.  As additional country sites come online, we believe this new platform will enable us to steadily improve margins and sustain strong growth in our European businesses.”

Second Quarter 2007 Highlights

Gross Bookings and Net Revenue

For the second quarter of 2007, Orbitz Worldwide’s gross bookings increased 9 percent to nearly $3 billion versus $2.7 billion for the second quarter of 2006. International gross bookings increased 24 percent, while domestic gross bookings increased 8 percent.  The increase in gross bookings was due primarily to increased volume of air travel and dynamic packaging on the Orbitz and CheapTickets branded sites and strong growth internationally on the ebookers, HotelClub and RatesToGo branded sites.   Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.

Second quarter 2007 net revenue increased 11 percent over second quarter 2006 and benefited from growth in both air (up 7 percent) and non-air/other (up 14 percent) businesses.

•                  Air revenue.  Air revenue was $103 million for the second quarter of 2007, up 7 percent over the second quarter of 2006.  Higher domestic volume accounted for $10 million of the increase in air revenue and international air volume contributed an additional $3 million to the net revenue increase.   These increases were partially offset by lower average commissions on air transactions and reduced paper ticket fees.  The year-over-year decline in air commissions includes the final contractual step-down in commissions paid to us by the airlines with which we have charter associate agreements.  This final step-down occurred in June 2006.

•                  Non-air and other revenue.  Non-air and other revenue was $126 million for the second quarter of 2007, up 14 percent over second quarter 2006.    This increase was due primarily to a shift to merchant bookings from retail bookings, increased domestic Average Daily Rate, increased dynamic packaging and hotel bookings, and higher revenue from travel insurance and attractions & services bookings.

Expenses

Orbitz Worldwide’s cost of revenue was $42 million in the second quarter of 2007 and $80 million for the first half of 2007.    These costs increased over prior year levels due primarily to higher global transaction volume, including  higher dynamic packaging and merchant hotel volume that drive incremental credit card processing costs.

Selling, General and Administrative expenses were $176 million for the second quarter of 2007, or 77 percent of net revenue.  These expenses increased $24 million from the second quarter of 2006.  This increase resulted in part from marketing expenses which increased by $13 million in the second quarter of 2007 to $84 million as compared to the second quarter of 2006.  The remaining increase was primarily due to one-time charges incurred in the second quarter 2007, including a $13 million charge resulting from the Company’s decision to move to a more favorable marketing contract and a $6 million charge for audit and consulting fees primarily associated with the Company’s initial public offering.  These increases were partially offset by lower wages and benefits costs and other operating expenses in our domestic and international businesses.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2007 was $11 million as compared to an EBITDA loss of $96 million for the second quarter of 2006.  Adjusted EBITDA was $34 million in the second quarter of 2007, as compared to Adjusted EBITDA for the second quarter of 2006 of $36 million.   On a six month basis, Adjusted EBITDA increased 39 percent to $64 million in 2007 from $46 million in 2006.

Net Loss

Orbitz Worldwide’s GAAP net loss in the second quarter of 2007 was $32 million, a significant reduction from the GAAP net loss of $116 million in the second quarter of 2006.  The net loss for the second quarter of 2006 included impairment charges of $122 million that were primarily related to a decline in ebookers’ fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.  The net loss for the second quarter of 2007 included higher interest expense of $20 million related to an inter-company note payable to Travelport and one-time contract exit and IPO-related charges of $18 million, as compared to the second quarter of 2006.

Operating Cash Flow

For the six months ended June 30, 2007, net cash provided by operating activities increased to $180 million from $102 million in the same period a year ago.  A significant portion of the increase was due to increased accounts payable and accrued expenses, which reflect a shift of our business to more merchant transactions.

Recent Highlights

•                  On July 25, 2007, Orbitz Worldwide, Inc. completed its initial public offering of 34,000,000 shares of its common stock at a public offering price of $15.00 per share for net proceeds of $475 million.  The Company was formed in June 2007 as the parent of Orbitz, Inc., ebookers Limited and Travel Acquisition Corporation Pty. Ltd. and their respective subsidiaries and affiliates, which do business using the Company’s global brands.

•                  Concurrently with the completion of the offering, the Company entered into a seven-year $600 million senior secured term loan and a six-year senior secured revolving credit facility.  The revolving credit facility provides for borrowings of up to $85 million with a final maturity date of July 25, 2013.  The term loan bears interest at a floating rate equal to LIBOR plus 300 basis points while the revolver bears interest at LIBOR plus 250 basis points.   The Company also swapped $300 million of the term loan to a fixed rate obligation.

•                  In late July, Orbitz Worldwide signed an agreement with ITA Software, Inc. to extend the Company’s use of its QPX software for air fare searches through December 31, 2011.

•                  In late July, Orbitz Worldwide successfully launched its new global technology platform and migrated the ebookers site in the UK onto that platform.

•                  In May, Orbitz.com launched a new integrated online and offline brand advertising campaign, designed to increase awareness of OrbitzTLC, the online travel company’s proactive customer service.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its second quarter results at 5:00 p.m. EDT today, which can be accessed by dialing 1-888-394-4822; 1-210-234-0001 outside the United States (Passcode:  OWW Earnings).  A live webcast of the conference call can be accessed through the Investor Relations website at http://orbitz-ir.com.  In addition, an audio replay of the conference call will be available for a period of 30 days by calling 1-866-465-0332 (1-203-369-1414 outside the United States) and an archive of the webcast can be accessed through the Investor Relations website for a period of 30 days.

About Orbitz Worldwide

Orbitz Worldwide, Inc. (NYSE:OWW) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide, Inc. owns and operates a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com) and corporate travel brands Orbitz for Business and Travelport for Business (www.travelportcorporatesolutions.com).

Forward Looking Statements

This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning among other things, Orbitz Worldwide’s expected financial performance and its strategic operational plans. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance.  The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements included in this press release and its attachments include those described in the section entitled “Risk Factors” in the Company’s Prospectus July 20, 2007, which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.  Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which will be filed with the SEC in the third quarter of 2007.  You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release.  All information in this press release and its attachments is as of August 13, 2007 and unless required by law, Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

About Basis of Presentation

The unaudited condensed interim combined consolidated financial statements included in this press release have been carved-out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to Travelport’s acquisition of the travel related businesses of Cendant (the “Blackstone Acquisition”) and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition on August 23, 2006. In connection with the Blackstone Acquisition, all of the Company’s assets and liabilities were revised to reflect their fair values on the date of acquisition, based upon a preliminary allocation of the overall purchase price of Travelport to the underlying net assets acquired. The accompanying unaudited condensed combined consolidated financial statements present separately the financial position, results of operations and cash flows for Orbitz Worldwide on a “Successor” basis (reflecting the Company’s ownership by Travelport) and “Predecessor” basis (reflecting the Company’s ownership by Cendant). The financial information of the Company has been separated by a vertical line on the face of the statements to identify these different bases of accounting.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC.  These measures may be different from non-GAAP measures used by other companies.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:
Brian Hoyt
312.894.6890
bhoyt@orbitz.com

Investor Contact:
Marsha Williams
312.260.2401
marsha.williams@orbitz.com

###

ORBITZ WORLDWIDE
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor
Net Revenue	$207	$229	$389	$441
Cost and Expenses
Cost of Revenue	29	42	58	80
Selling, General & Administrative	152	176	297	328
Depreciation & Amortization	13	12	29	25
Impairment of Intangible Assets	122	—	122	—
Total Operating Expenses	316	230	506	433
Operating (Loss) Income	(109)	(1)	(117)	8
Interest Expense, Net	8	28	15	47
(Loss) before Income Taxes	(117)	(29)	(132)	(39)
(Benefit) Provision for Income Taxes	(1)	3	—	3
Net (Loss)	$(116)	$(32)	$(132)	$(42)

ORBITZ WORLDWIDE
CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	December 31, 2006	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$28	$61
Accounts receivable (net of allowance for doubtful accounts of $3 and $3, respectively)	51	65
Prepaid expenses	10	9
Security deposits	7	8
Deferred income taxes	—	3
Other current assets	8	11
Total current assets	104	157
Property and equipment, net	166	184
Goodwill	1,190	1,193
Trademarks and trade names	311	313
Other intangible assets, net	88	80
Due from related parties	100	121
Deferred income taxes	62	62
Other non-current assets	40	39
Total assets	$2,061	$2,149

Liabilities and invested equity
Current liabilities:
Accounts payable	$123	$189
Accrued expenses	234	276
Deferred income	25	50
Other current liabilities	5	—
Total current liabilities	387	515
Due to related parties	205	184
Notes payable to Travelport	—	860
Tax sharing liability	126	138
Unfavorable contracts	45	40
Other non-current liabilities	31	36
Total liabilities	794	1,773

Commitments and contingencies

Invested equity:
Travelport net investment	1,265	369
Accumulated other comprehensive income	2	7
Total invested equity	1,267	376
Total liabilities and invested equity	$2,061	$2,149

ORBITZ WORLDWIDE
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Predecessor	Successor
	Six months ended	Six months ended
	June 30, 2006	June 30, 2007
Operating activities:
Net (loss)	$(132)	$(42)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	29	25
Non-cash revenue	(5)	(5)
Impairment of goodwill and intangible assets	122	—
Interest expense	15	47
Deferred income taxes	(12)	2
Stock compensation	3	3
Provision for bad debts	1	3
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1)	(15)
Deferred income	16	22
Accounts payable, accrued expenses and other current liabilities	97	146
Other	(31)	(6)
Net cash provided by operating activities	102	180
Investing activities:
Property and equipment additions	(41)	(26)
Net cash (used in) investing activities	(41)	(26)
Financing activities:
Capital lease and debt payments	(2)	—
Advances to Travelport	(11)	(122)
Net cash (used in) financing activities	(13)	(122)
Effects of changes in exchange rates on cash and cash equivalents	—	1
Net increase in cash and cash equivalents	48	33
Cash and cash equivalents at beginning of period	33	28
Cash and cash equivalents at end of period	$81	$61

Supplemental Disclosure of Cash Flow Information:
Income tax payments, net	$6	$3
Interest payments, net of capitalized interest	$3	$—

Non-cash Financing Activity:
Capital expenditures incurred not yet paid	$4	$3
Non-cash capital contributions and distributions to Travelport	$—	$854

Appendix A

Non-GAAP Financial Measures

EBITDA, a performance measure used by management, is defined as net loss plus: interest expense, provision for income taxes and depreciation and amortization, as shown in the table below.  Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

EBITDA and adjusted EBITDA, as presented for the three and six months ended June 30, 2006 and June 30, 2007, are not defined under U.S. generally-accepted accounting principles, and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

We use, and we believe investors benefit from, the presentation of EBITDA and adjusted EBITDA in evaluating our operating performance because they provide us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.  We believe that EBITDA and adjusted EBITDA are useful to investors and other external users of our financial statements in evaluating our operating performance and cash flow because:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation all of which vary widely from company to company and impact comparability.

Our management uses adjusted EBITDA

•                  As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•                  As a performance evaluation metric off which to base executive and employee incentive compensation programs.

Adjusted Net Income is a performance measure used by management and is defined as net loss plus (1) goodwill and intangible asset impairment charges, (2) one-time charges, (3) stock-

based compensation expense, (4) amortization expense on intangible assets, (5) public company costs, and (6) non-cash interest expense on our tax sharing agreement. This measure captures all income statement items that have been, or ultimately will be, settled in cash.  Adjusted Net Income is useful to investors because it represents the Company’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our business.

Adjusted Earnings Per Share (EPS) is also used by management to measure performance and is defined as Adjusted Net Income divided by weighted average diluted shares outstanding for purposes of Adjusted Earnings Per Share. The weighted average diluted shares used to calculate Adjusted Earnings Per Share include all restricted stock and restricted stock units outstanding as of the completion of the initial public offering. This differs from the diluted shares used for purposes of calculating GAAP Earnings Per Share, which only include shares that are dilutive per the treasury stock method. Shares outstanding for Adjusted Earnings Per Share are therefore higher than shares outstanding for purposes of GAAP Earnings Per Share.

Adjusted Net Income and Adjusted EPS are not defined under GAAP and do not purport to be an alternative to net income or EPS as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of Adjusted Net Income and Adjusted EPS may not be comparable to other similarly-titled measures of other companies.

We use, and we believe investors benefit from, the presentation of Adjusted Net Income and Adjusted EPS because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by excluding the impact of certain non-cash expenses or non-recurring items that are not directly attributed to our core operations.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor
	(in millions)
Net loss	$(116)	$(32)	$(132)	$(42)
Interest expense	8	28	15	47
(Benefit)/Provision for income taxes	(1)	3	—	3
Depreciation and amortization	13	12	29	25
EBITDA	$(96)	$11	$(88)	$33

EBITDA was adjusted by the items listed and described in more detail below.  The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor
	(in millions)
EBITDA	$(96)	$11	$(88)	$33
Goodwill and intangible impairment expense(a)	122	—	122	—
Purchase accounting adjustments(b)	—	—	—	6
Corporate allocations and other direct corporate costs(c)	3	3	7	6
Global platform expense(d)	1	2	2	4
Stock-based compensation expense(e)	2	2	3	3
Restructuring and moving expenses(f)	9	—	9	—
Travelport corporate solutions adjustments(g)	(1)	—	(2)	—
Public company costs(h)	(4)	(3)	(7)	(7)
Professional Services Fees(i)	—	6	—	6
Contract exit costs(j)	—	13	—	13
Adjusted EBITDA	$36	$34	$46	$64

The following table provides a reconciliation of net loss to adjusted net income/(loss) and adjusted earnings/(loss) per share:

	Predecessor	Successor	Predecessor	Successor
	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
	(in millions)
Net Loss	$(116)	$(32)	$(132)	$(42)
Goodwill and intangible impairment expense(a)	122	—	122	—
Purchase accounting adjustments(b)	—	—	—	6
Corporate allocations and other direct corporate costs(c)	3	3	7	6
Global platform expense(d)	1	2	2	4
Stock-based compensation expense(e)	2	2	3	3
Restructuring and moving expenses(f)	9	—	9	—
Travelport corporate solutions adjustments(g)	(1)	—	(2)	—
Public company costs(h)	(4)	(3)	(7)	(7)
Professional Service Fees(i)	—	6	—	6
Contract exit costs(j)	—	13	—	13
Amortization on Intangibles(l)	2	5	3	10
Interest on Debt(m)	(9)	14	(19)	17
Interest on cash(n)	1	1	2	2
Interest on Tax Sharing Agreement(o)	6	3	11	6
Adjustment to tax(p)	(8)	—	(14)	2
Adjusted Net Income/(Loss)(k)	$8	$14	$(15)	$26

Shares outstanding at the IPO	82,912,526	82,912,526	82,912,526	82,912,526
Restricted stock units(q)(r)	2,705,804	2,705,804	—	2,705,804

Adjusted weighted average common shares outstanding - diluted	85,618,330	85,618,330	82,912,526	85,618,330

Adjusted earnings/(loss) per share - diluted(s)	$0.08	$0.15	$(0.19)	$0.31

(a)          Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers’ fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)         Purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income for the three and six months ended June 30, 2007.

(c)          Represents corporate allocations and direct costs for services performed on our behalf by Cendant or Travelport. After the completion of the initial public offering (“IPO”), we will perform these services with either internal or outside resources, although we may utilize Travelport for certain services under the transition services agreement. We have included our estimate of the costs we expect to incur after the completion of the IPO as described in footnote (h) below.

(d)         Costs associated with operating two technology platforms simultaneously as we invest in our global technology platform. These development and duplicative technology expenses are expected to cease in 2008 following the migration of certain of our operations to the global technology platform.

(e)          Primarily non-cash stock compensation expense; also includes restricted cash granted as a private company.

(f)            Non-recurring costs incurred as part of our separation from Cendant and the costs of relocating our corporate offices.

(g)         Represents the difference in the historical amounts earned from Galileo by our corporate travel solutions business and the amount that would have been earned under our new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)         Our estimate of the cash costs expected to be incurred for certain headquarters and public company costs after completion of the IPO, including costs for services which were previously provided by Travelport or Cendant. These include tax, treasury, internal audit, board of director’s costs, and similar items. Also included are costs for Directors & Officers insurance, audit, investor relations and other public company costs.

(i)             One time accounting and consulting services primarily associated with the initial public offering.

(j)             Represents costs to exit an online marketing services agreement.

(k)          Includes EBITDA of Tecnovate, our Indian Services Organization, of $1 million, $2 million, almost nil and $(2) million for the three and six months ended June 30, 2006 and the three and six months ended June 30, 2007, respectively. Also includes revenue of Travelbag, a former UK offline travel subsidiary, of $6 million, $13 million, $6 million and $13 million and EBITDA of almost nil, $(2) million, $(1) million and $(2) million and gross bookings of $55 million, $115 million, $58 million and $124 million for the three and six months ended June 30, 2006 and the three and six months ended June 30, 2007, respectively. The sale of Tecnovate closed on July 5, 2007.  The sale of Travelbag closed on July 16, 2007.

(l)             Represents the non-cash amortization of intangible assets during the period.

(m)       For three and six months ended June 30, 2006, represents the net impact on interest expense from the replacement of the intercompany trade payables to Travelport with the issuance of $600 million in concurrent debt financing from the initial public offering as if it had been in place at January 1, 2006.  For three and six months ended June 30, 2007, represents the net impact on interest expense from the replacement of the intercompany trade payables to Travelport with the issuance of $600 million in concurrent debt financing from the initial public offering as if it had been in place at January 1, 2007.  Furthermore, the Company reflected the repayment of approximately $860 million of outstanding indebtedness the Company owed to Travelport as if it had been in place at January 1, 2007.

(n)         Assumes that $75 million proceeds from the initial public offering was outstanding since January 1, 2006 at a rate of 5%.

(o)         Interest on the tax sharing agreement, reflects the non-cash expense associated with Orbitz Worldwide tax sharing agreement.

(p)         Represents the cash impact of taxes on adjusted net income.  This amount is calculated as the current portion of the tax provision less the book tax of the Company plus payments made to the founding airlines as part of the tax sharing agreement.

(q)         All shares of restricted common stock and restricted common stock units are included in the calculation of adjusted net income per share.

(r)            For the six months ended June 30, 2006, the restricted common stock units are antidilutive to adjusted loss per share and are therefore excluded from the denominator of the loss per share calculation.

(s)          Adjusted earning per share may not recalculate based on Adjusted Net Income shown in the table above due to rounding.

Appendix B

Summary of Selected Operating Metrics (Unaudited)

	Three	Three	Year	Six	Six	Year
	Months	Months	Over	Months	Months	Over
	Ended	Ended	Year	Ended	Ended	Year
	June 30, 2006	June 30, 2007	Growth	June 30, 2006	June 30, 2007	Growth
	(in millions)
Gross bookings	$2,736	$2,994	9%	$5,168	$5,935	15%
Air(a)	2,050	2,245	10%	3,850	4,396	14%
Non-Air + Other(a)	686	749	9%	1,318	1,539	17%

Domestic	2,415	2,597	8%	4,544	5,127	13%
International(b)	321	397	24%	624	808	29%

Net revenue	207	229	11%	389	441	13%
Air(c)	96	103	7%	185	202	9%
Non-Air + Other(c)	111	126	14%	204	239	17%

Domestic	167	185	11%	314	351	12%
International(d)	40	44	10%	75	90	20%

EBITDA(e)	(96)	11	*	(88)	33	*
Adjustments	132	23	*	134	31	*

Adjusted EBITDA(e)	36	34	(6)%	46	64	39%

Net Loss	(116)	(32)	72%	(132)	(42)	68%

 * Not meaningful

(a)          Includes Travelbag air gross bookings of $46 million and $96 million for the three and six months ended June 30, 2006 and $49 million and $104 million for the three and six months ended June 30, 2007.  Includes Travelbag non-air/other gross bookings of $9 million and $19 million for the three and six months ended June 30, 2006 and $9 million and $20 million for the three and six months ended June 30, 2007.

(b)         Includes Travelbag gross bookings of $55 million and $115 million for the three and six months ended June 30, 2006 and $58 million and $124 million for the three and six months ended June 30, 2007.

(c)          Includes Travelbag air revenue of $4 million and $7 million for the three and six months ended June 30, 2006 and $3 million and $7 million for the three and six months ended June 30, 2007.  Includes Travelbag non-air/other revenue of $2 million and $6 million for the three and six months ended June 30, 2006 and $3 million and $6 million for the three and six months ended June 30, 2007.

(d)         Includes Travelbag revenue of $6 million and $13 million for the three and six months ended June 30, 2006 and $6 million and $13 million for the three and six months ended June 30, 2007.

(e)          Includes Travelbag EBITDA and Adjusted EBITDA of almost nil and $(2) million for the three and six months ended June 30, 2006 and $(1) million and $(2) million for the three and six months ended June 30, 2007.